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                                                                   EXHIBIT 10.28

              CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

          This Confidential Separation Agreement and General Release ("Agreement") is entered into by and among Merisant Company, Inc., a Delaware corporation ("Merisant"), Merisant US, Inc., a Delaware corporation and wholly-owned subsidiary of Merisant ("Merisant US"), Merisant Worldwide, Inc., a Delaware corporation and the parent of Merisant ("Worldwide") (Merisant, Merisant US and Worldwide collectively referred to herein as the "Company") and Warren Grayson ("Grayson").

          WHEREAS, Grayson and the Company desire to enter into this Agreement to set forth the terms of Grayson's resignation of employment (if any) from Merisant, Merisant US and Worldwide and a release of claims and certain other matters related thereto; and

          WHEREAS, Grayson and Merisant currently are parties to that certain Agreement dated January 30, 2004 (hereinafter referred to as the "Confidentiality Agreement"), a true and correct copy of which is attached as Exhibit A hereto, and Grayson and Worldwide are parties to an Indemnification Agreement dated June 21, 2004 (hereinafter referred to as the "Indemnification Agreement"), a true and correct copy of which is attached as Exhibit B hereto.

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

          1. RESIGNATION. Grayson hereby voluntarily resigns from his employment (if any) with Merisant, Merisant US and Worldwide and from any and all subsidiaries and other affiliates thereof (if any), which resignation shall be effective at the close of business on May 31, 2005 (such date referred to herein as the "Separation Date", unless the Separation Date is accelerated pursuant to Section 3 below), and hereby voluntarily resigns from any and all officer positions with Merisant, Merisant US and Worldwide and from any and all subsidiaries and other affiliates thereof (if any) effective upon the date that he signs this Agreement. The Company hereby accepts all such resignations by Grayson.

          2. TRANSITION PERIOD. Subject to the terms of this Agreement, and provided that Grayson signs and returns this Agreement to the Company within 21 days of his receipt thereof, complies with this Agreement's terms and does not revoke it in accordance with Section 18 below, and provided further that Grayson also shall have met the performance and cooperation standards described in
Section 2(a) below during the period from his receipt of this Agreement to his execution thereof:

                 (a) Grayson shall perform such duties and responsibilities as in-house legal counsel on a full-time basis as the Company directs from time to time from the date that Grayson signs this Agreement through the Separation Date (such period referred to as the "Transition Period"), and also will assist and cooperate with the Company during the Transition Period in transitioning his duties and responsibilities to such person or persons as are designated by the Company. Grayson shall perform all such duties and responsibilities diligently and faithfully in the best interests of the Company. Notwithstanding the foregoing, during the Transition Period, Grayson may spend reasonable time to conduct a search for other employment

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and, upon mutual agreement between Grayson and the Company, may use the outplacement services described in Section 5(c) below once he becomes eligible for such services pursuant to this Agreement, provided that such search and use shall not unreasonably interfere with Grayson's duties and obligations to the Company during the Transition Period. Grayson acknowledges and agrees that he shall not earn or accrue any vacation time for any period after he signs this Agreement.

                 (b) During the Transition Period: (i) the Company shall continue to pay Grayson his pro-rated base salary at his current annualized rate (without increase) of $220,000.00, less required and authorized withholdings and deductions, in gross installments of $9,166.66 in accordance with the Company's normal payroll schedule; and (ii) Grayson will continue to participate in any available Company employee health benefit plans and policies (but not any bonus, incentive, severance or equity-based compensation plans or policies) in which he currently participates, subject to the terms and conditions of such plans and policies, which plans, policies, terms and conditions the Company may amend, modify, suspend or terminate at any time for any or no reason in its discretion.

          3. ACCELERATED TERMINATION FOR CAUSE. Notwithstanding Sections 1 and 2 above:

                 (a) in the event that Grayson at any time commits any act(s) or omission(s) that constitute(s) "Cause" (as defined below), the Company may in its discretion accelerate Grayson's Separation Date to a date prior to May 31, 2005, as chosen by the Company in its discretion. In the event of any such accelerated termination, Grayson shall not be entitled to or receive any amounts pursuant to Sections 2 or 5 of this Agreement or otherwise, other than:
(y) any earned and unpaid pro-rated base salary (if any) at his current annualized rate (less required and authorized withholdings and deductions) for services rendered as an employee through the Separation Date (as accelerated, if at all); and (z) any amounts payable pursuant to Section 4 below.

                 (b) "Cause," as used herein, means any of the following act(s) or omission(s) by Grayson, directly or indirectly, as determined by the Company in good faith: (a) embezzlement, misappropriation of corporate funds, or commission of any other material act of dishonesty; (b) commission of any felony, or any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any such felony or misdemeanor; (c) engaging in any activity that Grayson knows or reasonably should know will or could harm the business or reputation of the Company or any of its affiliates; (d) refusal to perform or disregard of any of his duties and responsibilities, or failure to adhere to the Company's material corporate codes, policies or procedures (as in effect or amended from time to time in the Company's discretion), including without limitation, the Company's Code of Business Conduct and Ethics; or (e) material breach or threatened breach of this Agreement, or breach or threatened breach of any provision of the Confidentiality Agreement.

          4. EARNED VACATION; EMPLOYEE BENEFITS. Grayson shall be paid no later than the next regular Company payroll date after the Separation Date (as accelerated, if at all) for any earned and unused vacation as of the Separation Date in accordance with applicable Company policies and practices and applicable law. As of the date of this Agreement, the gross vacation

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pay amount to be paid is $11,076.39. Subject to Sections 5 and 6 of this
Agreement, Grayson's participation, if any, in any employee benefit plans and policies of the Company after the Separation Date will be determined in accordance with the terms and conditions of such plans and policies, which plans, policies, terms and conditions the Company may amend, modify, suspend or terminate in accordance with the amendment provision(s) of such plans and policies or applicable law.

          5. SEVERANCE BENEFITS. Subject to the terms of this Agreement, and provided that Grayson signs and returns this Agreement within 21 days of his receipt thereof, does not revoke this Agreement pursuant to Section 18 below, and complies with the terms of this Agreement (including without limitation, Sections 2(a) and 11), and provided that he also has met the performance and cooperation standards described in Section 2(a) during the period from his receipt of this Agreement until his execution thereof, the Company shall:

                 (a) pay Grayson a special severance benefit in a gross aggregate amount of $183,333.33, less required and authorized withholdings and deductions, in twenty (20) equal gross installments of $9,166.66 in accordance with the Company's normal payroll schedule;

                 (b) continue to pay the employer portion of Grayson's premiums to continue his then-current coverage as of the Separation Date under the Company's health and dental plans for three (3) months following the Separation Date (Grayson to continue to pay the employee portion at regular employee rates) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") (provided that Grayson timely elects such COBRA coverage in accordance with Company policy and applicable law), after which time Grayson's participation in the Company's health and dental plans shall be governed solely by COBRA and at Grayson's sole expense; and

                 (c) make executive level outplacement services available to Grayson, at the Company's expense, through Scherer Schneider Paulick, for a period of six (6) months following the Separation Date, or such earlier date (if any) as Grayson shall secure other employment, provided, however, that upon mutual agreement of the Company and Grayson and after Grayson becomes eligible for such services under this Agreement, Grayson may use such services prior to the Separation Date, in which case the six-month period shall run from the date on which Grayson first uses such services.

Subject to the terms of this Agreement, the payments and other benefits set forth in this Section 5 shall commence following the eighth day after the Company has received a fully executed copy of this Agreement (provided that Grayson has not revoked it). Where applicable, any and all such payments shall be sent to Grayson's last known address on the Company's records or to such other address as Grayson shall indicate to the Company in writing. Grayson acknowledges and agrees that he would not be entitled to or receive any of the payments or other benefits set forth in this Section 5 but for his undertakings in this Agreement. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted and construed accordingly.

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          6.     CERTAIN ADDITIONAL ACKNOWLEDGMENTS. Grayson acknowledges and agrees: (a) that Grayson had, and has, no stock appreciation right(s), option(s) or other equity-based interest of any kind with respect to the Company or any of its affiliates under the Tabletop Holdings, Inc. Stock Appreciation Rights Plan, dated March 17, 2000, or otherwise; (b) that he has read and is familiar with, and is not entitled to receive, and shall not receive, any incentive or other compensation or benefits of any kind under any past or present Company annual incentive plan, long term incentive plan, supplemental long term incentive plan, or the Merisant US, Inc. Severance Pay Plan; and (c) that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and he shall comply therewith. The parties reconfirm their obligations under the Indemnification Agreement. The parties acknowledge and agree that this Agreement does not create, expand, reduce, limit or otherwise modify any indemnification right or obligation under the Indemnification Agreement. Grayson acknowledges and agrees that competitive entities with respect to which the provisions of the Confidentiality Agreement apply (including but not limited to the "Competitive Activity" section of the Confidentiality Agreement) include, but are not limited to, Johnson & Johnson, McNeil Consumer Products and affiliates, Cumberland Packaging, Inc., Ajinomoto Co., Inc., Hermesetas, Alberto Culver Company, and Sara Lee Corporation, provided that nothing herein shall prevent Grayson from complying with any applicable attorney professional responsibility rules and this provision shall be interpreted and construed accordingly.

          7.     COMPREHENSIVE RELEASE AND WAIVER OF CLAIMS.

                 (a) Grayson, and anyone claiming through him or on his behalf, agree not to sue and further agree to release the Company and the other Released Parties (as defined in Section 9 below) with respect to any and all claims, whether currently known or unknown, that Grayson now has, has ever had, or may ever have against any of the Released Parties arising from or related to any agreement, act, omission, or thing occurring or existing at any time prior to or on the date on which Grayson signs this Agreement. Without limiting the generality of the foregoing, the claims released by Grayson hereunder include, but are not limited to: (i) all claims for or related in any way to Grayson's employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation, claims for payment under any and all Company incentive plans and claims for severance pay and any other severance benefits under the Merisant US, Inc. Severance Pay Plan; (ii) all claims that were or could have been asserted by Grayson or on his behalf (x) in any federal, state, or local court, commission, or agency, (y) under any common law theory, or (z) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitution, or executive order; and (iii) all claims that were or could have been asserted by Grayson or on his behalf arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Illinois Human Rights Act, and the Chicago and Cook County Human Rights Ordinances. Notwithstanding the foregoing, this release does not include or otherwise affect any claims by Grayson for vested benefits (if any) under any Company health, dental, vision or 401(k) plan.

                 (b) Merisant, Merisant US and Worldwide, on behalf of themselves, their past and present parents, divisions, subsidiaries, partnerships, affiliates, joint ventures, joint

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venturers, and other related entities, any anyone claiming through any of them or on their behalves (collectively, "Company Releasing Parties"), agree not to sue and further agree to release Grayson and his successors, assigns, spouses, descendants, heirs, executors and attorneys (collectively, "Grayson Released Parties") with respect to any and all claims arising out of Grayson's employment or the termination thereof, whether currently known or unknown, that the Company Releasing Parties now have, have ever had, or may ever have against any of the Grayson Released Parties at any time prior to or on the date on which the last of Merisant, Merisant US and Worldwide signs this Agreement, except that the Company Releasing Parties shall not release or agree not to sue Grayson from or with respect to any claims arising out of any criminal, intentional or reckless conduct or other gross misconduct by Grayson.

          8. CERTAIN REPRESENTATIONS AND WARRANTIES. Grayson represents and warrants that: (a) he has not filed or initiated any legal, equitable, administrative, or other proceeding(s) of any kind against any of the Released Parties; (b) no such proceeding(s) have been initiated against any of the Released Parties on his behalf; (c) he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in Section 7(a) above; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) he has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement. The Company represents and warrants that: (a) the Company Releasing Parties have not filed or initiated any legal, equitable, administrative, or other proceeding(s) of any kind against any of the Grayson Released Parties; (b) no such proceeding(s) have been initiated against any of the Grayson Released Parties on their behalf; (c) the Company Releasing Parties are the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in Section 7(b) above; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) the Company Releasing Parties have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

          9. RELEASED PARTIES. The term "Released Parties" as used in this Agreement includes: (a) the Company and each of its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, joint ventures, joint venturers and other related entities (whether or not such entities are wholly owned), including without limitation Merisant Foreign Holdings; (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, members, directors, officers, partners, associates, agents, representatives, employees, and attorneys of each entity listed in subpart (a) of this paragraph; and (c) the predecessors, successors, and assigns of each entity and person listed in subparts (a) and (b) of this paragraph.

          10. COMPLETE SETTLEMENT; NO FURTHER PAYMENTS OR RECOVERY. The consideration offered herein is accepted by Grayson as being in full accord, satisfaction, compromise and settlement of any and all claims and potential claims, and Grayson expressly agrees that he is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Company or any of the other Released Parties, provided that nothing in this Section shall affect any claims by Grayson for vested benefits (if any) under any Company health, dental, vision or 401(k) plan. Grayson further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the

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Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to Grayson, including without limitation any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of Grayson.

          11. COOPERATION. Grayson agrees that he shall cooperate fully with the Company and any of the other Released Parties: (a) in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations (including without limitation in connection with any legal, equitable, administrative, or other proceedings) that may be made by or against the Company or any of the other Released Parties, to the extent that such claims or investigations may relate to or arise out of Grayson's employment with the Company or his activities relating to or on behalf of any of the Released Parties, including without limitation in MERISANT COMPANY
V. MCNEIL NUTRITIONALS LLC AND MCNEIL-PPC, INC., Civil Action No. 04-CV-5504 in the United States District Court for the Eastern District of Pennsylvania; and
(b) in consulting with and providing assistance to the Company and the other Released Parties on issues and matters that may relate to or arise out of Grayson's acts, duties and responsibilities during his employment with the Company. Grayson's obligation to cooperate hereunder shall include, without limitation, meeting with such persons at such times and in such places as the Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any papers requested by any of them (including without limitation joint defense agreements and truthful affidavits). Grayson shall be reimbursed for reasonable out-of-pocket expenses incurred by Grayson in rendering cooperation pursuant to this Section.

          12. RETURN OF PROPERTY. Without limiting, modifying or otherwise affecting the Confidentiality Agreement, on or before the Separation Date, Grayson shall promptly return to the Company all property of the Company and the other Released Parties that is within his possession, custody or control.

          13. NO FUTURE EMPLOYMENT OR ENGAGEMENT. Grayson has no present or future right to employment with the Company or any of the other Released Parties and shall not apply or seek consideration for any employment, engagement, or contract with any of them.

          14. ETHICAL OBLIGATIONS AND CONFIDENTIALITY. Grayson acknowledges and agrees that at all times, he shall be bound by, and shall comply with, any and all applicable codes, rules and canons of professional conduct and/or responsibility (as may be amended from time to time) that are applicable to his prior professional relationship with the Company and any and all of its affiliates as a lawyer for the Company and any and all of its affiliates. Except as required by law or to enforce the obligations established by this Agreement, Grayson agrees that he will not disclose the terms of this Agreement to any third parties with the exception of his accountants, attorneys, and spouse, and shall ensure that each such person maintains any such disclosed information in the strictest confidence and does not disclose any such information to any other person. Grayson shall, to the extent practicable, provide the Company and the other Released Parties with as much advanced notice of any such legally required disclosure as practicable prior to making any such disclosure. Grayson shall direct all third-parties with inquiries concerning his employment to Anne Linsdau or her successor. In response to such inquiries received by Linsdau or her successor, the Company will communicate only Grayson's

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dates of employment, the positions he held and that the Company would reemploy
Grayson. The Company agrees that from the date of the execution of this Agreement forward, it will not disclose the terms of this Agreement to anyone except as may be required to comply with legal process or to enforce the obligations established by this Agreement, provided that the Company may disclose the terms of this Agreement to Company representatives and may disclose the terms of this Agreement to third parties as is reasonably necessary in the course of Company business, including without limitation such disclosures as are permitted pursuant to Section 15 below.

          15. NONDISPARAGEMENT. Grayson shall refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties. The Company's executives and officers shall refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of Grayson. Notwithstanding the foregoing, nothing herein shall prohibit the Company from making disclosure reasonably required under the federal securities laws and the rules of the Securities and Exchange Commission ("SEC") promulgated thereunder and the rules of any stock exchange or national securities market on which Merisant's, Merisant US's or Worldwide's (or any of their affiliates') securities are traded, or prohibit Grayson or authorized representatives of the Company from giving truthful and non-malicious testimony if properly subpoenaed or otherwise required to testify under oath. Grayson acknowledges and agrees that the Company may file a copy of this Agreement with the SEC and, therefore, that the terms hereof will be publicly disclosed. Grayson further acknowledges and agrees that, to the extent he at any time alleges that a Company executive or officer has acted in breach of this Section, Grayson shall have the burden of proving that any such action was undertaken on behalf of, and is attributable to, the Company (without in any way limiting any other burden that he may have under applicable law).

          16. INJUNCTIVE RELIEF AND CERTAIN OTHER RELIEF. (a) Without in any way limiting the Company's or any of the other Released Parties' rights to pursue any other legal or equitable remedies available to any of them, Grayson recognizes and agrees that a breach of any or all of the provisions of Sections 11, 14 and 15 of this Agreement will cause immediate and irreparable harm to the Company and the other Released Parties for which damages cannot be readily calculated and for which they are an inadequate remedy. Accordingly, Grayson acknowledges and agrees that the Company and the other Released Parties shall be entitled (without the need to post any bond or other security) to injunctive relief restraining and enjoining any further actual or threatened breaches by Grayson in addition to any other relief that may be available. Grayson shall reimburse the Company and the other Released Parties for any and all costs and expenses (including without limitation attorneys' fees) incurred by any of them in connection with the enforcement of any of their rights under this Agreement.

                 (b) Without in any way limiting Grayson's right to pursue any other legal or equitable remedies available to him, the Company recognizes and agrees that a breach of any or all of the provisions of Sections 14 and 15 of this Agreement will cause immediate and irreparable harm to Grayson for which damages cannot be readily calculated and for which they are an inadequate remedy. Accordingly, the Company acknowledges and agrees that Grayson shall be entitled (without the need to post any bond or other security) to injunctive relief

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restraining and enjoining any further actual or threatened breaches by the
Company in addition to any other relief that may be available.

          17. NO ADMISSION. Nothing in this Agreement is intended to be or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Grayson, any of the other Grayson Released Parties or otherwise. Nothing in this Agreement is intended to be or shall be construed as an admission by Grayson that he violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Company, any of the other Released Parties or otherwise. Each of the Grayson Released Parties and each of the Released Parties expressly deny any such illegal or wrongful conduct.

          18. CERTAIN ACKNOWLEDGEMENTS AND RIGHTS OF GRAYSON. GRAYSON ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: (a) HE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) HE RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH HE ALREADY IS ENTITLED; (c) HE HEREBY IS AND HAS BEEN ADVISED OF HIS RIGHT TO HAVE HIS ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT; (d) HE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; (e) WITHIN SEVEN (7) DAYS FROM THE DATE ON WHICH HE SIGNS THIS AGREEMENT, HE MAY, AT HIS SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE TO ANNE LINSDAU, MERISANT COMPANY, INC., 10 SOUTH RIVERSIDE, SUITE 850, CHICAGO, ILLINOIS 60606, AND (f) THE AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION. IF GRAYSON REVOKES THIS AGREEMENT WITHIN THIS SEVEN-DAY PERIOD, IT SHALL BE NULL AND VOID.

          19. ASSIGNMENT. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of: (a) the Company,
(b) any of the other Released Parties, and (c) any person or entity that at any time (whether by merger, purchase or otherwise) acquires all or substantially all of the assets, ownership interests or business of the Company or any of the other Released Parties. Grayson may not assign any of his rights or obligations under this Agreement.

          20. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, except that nothing herein shall limit, modify or otherwise affect the Confidentiality Agreement or the Indemnification Agreement.

          21. GOVERNING LAW; AMENDMENT; WAIVER; HEADINGS. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Illinois. The parties agree that this Agreement may be modified only in writing signed by all parties, and that any party's failure to enforce this Agreement in the event of one or more events which violate

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this Agreement shall not constitute a waiver of any right to enforce this
Agreement against any subsequent violations. The headings used in this Agreement are for convenience only and are not to be used in interpreting or construing this Agreement.

          22. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

          THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND THAT THEY INTEND TO BE BOUND THERETO.

WARREN GRAYSON                             MERISANT COMPANY, INC.

 /s/ WARREN B. GRAYSON                     BY:  ANNE C. LINSDAU
--------------------------------------         ---------------------------------

DATE:    MAY 4, 2005                       TITLE:  EXECUTIVE VP HUMAN RESOURCES
      --------------------------------            ------------------------------

                                           DATE:  MAY 4, 2005
                                                 -------------------------------


MERISANT US, INC.                          MERISANT WORLDWIDE, INC.

BY:  ANNE C. LINSDAU                       BY:  ANNE C. LINSDAU
    ----------------------------------         ---------------------------------

TITLE:  EXECUTIVE VP HUMAN RESOURCES       TITLE:  EXECUTIVE VP HUMAN RESOURCES
       -------------------------------            ------------------------------

DATE:  MAY 4, 2005                         DATE:  MAY 4, 2005
      -------------------------------            -------------------------------

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